Contact:

Lawrence S. Coben Chairman of the Board and Chief Executive Officer Tremisis Energy Acquisition Corporation II (212) 397-1464

FOR IMMEDIATE RELEASE

TREMISIS ENERGY ACQUISITION CORPORATION II
RECEIVES NOTICE FROM EXCHANGE

Houston, Texas, February 11, 2009 – Tremisis Energy Acquisition Corporation II (NYSE ALTERNEXT US: TGY.U, TGY, TGY.WS) announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that the Company had not held an annual meeting of stockholders in 2008, as set forth in Section 704 of the Exchange’s Company Guide.  The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009.  Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted.  If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff.  If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

Tremisis Energy Acquisition Corporation II is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business are not limited to a particular industry, although it is focusing its efforts on seeking a business combination with an operating company in either the energy or the environmental industry and their related infrastructures.

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